EXHIBIT 11.1  STATEMENT RE COMPUTATION OF EARNINGS PER SHARE

In accordance with the disclosure requirements of SFAS 128, a reconciliation of the numerator and denominator of basic and diluted EPS is provided below.

(Unaudited and in thousands, except per share amounts)


                                                          Three Months Ended                Six Months Ended
                                                               June 30,                         June 30,
                                                   -----------------------------    ----------------------------
                                                     2002             2001              2002               2001
                                                   -------        ----------         ----------         --------
NUMERATOR
Income (loss) before extraordinary item and
accounting change                                  $   380        $   (5,759)        $     (429)        $  (19,010)
Extraordinary Item                                      --                --             (1,833)                --
Accounting change                                       --                --            (21,766)                --
                                                   -------        ----------         ----------         ----------
Net income (loss)                                  $   380        $   (5,759)        $  (24,028)        $  (19,010)
                                                   =======        ==========         ==========         ==========

DENOMINATOR
Denominator for basic earning per share -
weighted-average common shares                      47,834            34,390             44,256             34,358
Effect of dilutive securities
Common stock options and warrants                    3,378                --                 --                 --
                                                   -------        ----------         ----------         ----------

Denominator for diluted earnings per share          51,212            34,390             44,256             34,358
                                                   =======        ==========         ==========         ==========

EARNINGS PER SHARE
Basic:
Income (loss) before extraordinary item and
accounting change                                  $  0.01        $    (0.17)        $    (0.01)        $    (0.55)
Extraordinary Item                                      --                --              (0.04)                --
Accounting change                                       --                --              (0.49)                --
                                                   -------        ----------         ----------         ----------
Net income (loss)                                  $  0.01        $    (0.17)        $    (0.54)        $    (0.55)
                                                   =======        ==========         ==========         ==========

Diluted:
Income (loss) before extraordinary item and
accounting change                                  $  0.01        $    (0.17)        $    (0.01)        $    (0.55)
Extraordinary Item                                      --                --              (0.04)                --
Accounting change                                       --                --              (0.49)                --
                                                   -------        ----------         ----------         ----------
Net income (loss)                                  $  0.01        $    (0.17)        $    (0.54)        $    (0.55)
                                                   =======        ==========         ==========         ==========